Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Nuwellis, Inc. and subsidiary of our report dated March 3, 2022, relating to the consolidated financial statements of Nuwellis, Inc. and subsidiary in the Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ BAKER TILLY US, LLP
Minneapolis, Minnesota
April 21, 2022